S&C Draft of January 20, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2005

CENTRAL PACIFIC FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Hawaii	333-104783	99-0212597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South King Street, Honolulu, Hawaii		96813
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 544-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))Item

Item 9.01                                             Financial Statements and Exhibits

(a)   Financial Statements of Businesses Acquired.

In order to facilitate the incorporation of financial information regarding CB Bancshares, Inc. and its consolidated subsidiaries (“CBBI”) that may be required in future filings by the Registrant, following are audited consolidated financial statements of CBBI as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 and unaudited consolidated financial statements of CBBI as of and for the period ended June 30, 2004.

Audited Financial Statements of CBBI:

1)  Report of Independent Auditor;

2)  Consolidated Balance Sheets as of December 31, 2003 and 2002;

3)  Consolidated Statements of Income for the Years Ended December 31, 2003, 2002 and 2001;

4)  Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2003, 2002 and 2001;

5)  Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001; and

6)  Notes to the Consolidated Financial Statements.

Unaudited Financial Statements of CBBI:

1)  Consolidated Balance Sheets as of June 30, 2004 and 2003, and December 31, 2003;

2)  Consolidated Statements of Income for the Three and Six Months Ended June 30, 2004 and 2003;

3)  Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2004 and 2003;

4)  Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income for the Six Months Ended June 30, 2004 and 2003; and

5)  Notes to Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CB Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of CB Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CB Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP

Honolulu, Hawaii
February 13, 2004, except as to note W, which is as of September 15, 2004

CONSOLIDATED BALANCE SHEETS

CB Bancshares, Inc. and Subsidiaries

	December 31,
(in thousands, except number of shares and per share data)	2003	2002
ASSETS
Cash and due from banks (Note A)	$46,566	$75,069
Interest-bearing deposits and deposits in other banks	1,343	1,214
Federal funds sold	400	20,525
Investment and mortgage/asset-backed securities (Notes B and I):
Held-to-maturity (fair value of $134,552 and $113,138 at December 31, 2003 and 2002, respectively)	134,163	112,013
Available-for-sale	302,646	228,335
FHLB stock	31,576	29,886
Loans held-for-sale	56,039	97,948
Loans, net (Notes C, D and I)	1,257,582	1,037,657
Premises and equipment, net (Note F)	16,867	16,596
Other real estate owned and other repossessed property (Note E)	173	2,193
Accrued interest receivable and other assets (Note L)	56,306	52,922
TOTAL ASSETS	$1,903,661	$1,674,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits (Note G):
Noninterest-bearing	$217,148	$212,140
Interest-bearing	988,577	951,087
Total deposits	1,205,725	1,163,227

Short-term borrowings (Note H)	305,400	10,400
Accrued expenses and other liabilities (Notes L and M)	26,217	27,595
Long-term debt (Note I)	194,389	319,407
Minority interest in consolidated subsidiary (Note J)	2,720	2,720
Total liabilities	1,734,451	1,523,349

Commitments and contingencies (Notes F, I, N, O, P and Q)
Stockholders’ equity (Notes Q and R):
Preferred stock $1 par value - Authorized and unissued 25,000,000 shares	—	—
Common stock $1 par value - Authorized 50,000,000 shares; issued and outstanding 4,337,211 shares in 2003 and
3,897,975 shares in 2002	4,337	3,898
Additional paid-in capital	103,050	78,311
Retained earnings	56,542	63,679
Unreleased shares to employee stock ownership plan	(1,323)	(1,486)
Accumulated other comprehensive income, net of tax	6,604	6,607
Total stockholders’ equity	169,210	151,009
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,903,661	$1,674,358

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

CB Bancshares, Inc. and Subsidiaries

	Years ended December 31,
(in thousands, except per share data)	2003	2002	2001
Interest income:
Interest and fees on loans	$85,635	$89,752	$108,712
Interest and dividends on investment and mortgage/ asset-backed securities:
Taxable interest income	13,906	13,478	15,260
Nontaxable interest income	1,546	1,557	1,553
Dividends	1,693	1,971	2,278
Other interest income	230	187	451
Total interest income	103,010	106,945	128,254
Interest expense:
Deposits (Note G)	11,135	18,098	39,438
FHLB advances and other short-term borrowings	1,158	672	5,095
Long-term debt	11,123	11,522	12,915
Total interest expense	23,416	30,292	57,448
Net interest income	79,594	76,653	70,806
Provision for credit losses (Note D)	7,180	17,110	13,628
Net interest income after provision for credit losses	72,414	59,543	57,178

Noninterest income:
Service charges on deposit accounts	4,559	4,345	3,811
Other service charges and fees	7,147	6,784	4,897
Net realized gains (losses) on sales of securities (Notes B and S)	1,718	(1,765)	(169)
Net gains on sales of loans	2,533	1,493	2,060
Item processing fee	1,866	397	135
Impairment of asset-backed securities (Note A)	—	(1,399)	(10,642)
Other (Note M)	5,463	2,960	2,725
Total noninterest income	23,286	12,815	2,817
Noninterest expense:
Salaries and employee benefits (Note Q)	29,852	24,675	23,111
Net occupancy expense (Note F)	6,639	6,367	6,588
Equipment expense (Note F)	2,406	2,942	3,469
Unsolicited hostile takeover proposal expenses	6,621	—	—
Other (Note K)	19,409	18,634	17,427
Total noninterest expense	64,927	52,618	50,595
Income before income taxes	30,773	19,740	9,400
Income tax expense (Note L)	10,025	6,258	3,250
NET INCOME	$20,748	$13,482	$6,150
Per share data (Note R):
Basic	$4.86	$3.17	$1.45
Diluted	$4.72	$3.11	$1.43

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

CB Bancshares, Inc. and Subsidiaries

(in thousands, except per share data)			Additional Paid-In Capital	Retained Earnings	Unreleased Shares to Employee Stock	Accumulated Other Comprehensive Income (Loss)	Total

	Common Stock
	Shares	Amount

Year ended December 31, 2003:
Balance at January 1, 2003	3,898	$3,898	$78,311	$63,679	$(1,486)	$6,607	$151,009
Comprehensive income
Net income	—	—	—	20,748	—	—	20,748
Other comprehensive income, net of tax
Unrealized loss on securities, net of reclassification adjustment	—	—	—	—	—	(3)	(3)
Total comprehensive income	—	—	—	20,748	—	(3)	20,745
Cash dividends:
$0.95 per share	—	—	—	(4,015)	—	—	(4,015)
Options exercised	47	47	1,178	—	—	—	1,225
Directors’ compensation	1	1	31	—			32
Stock dividend	391	391	23,381	(23,870)	—	—	(98)
Cancelled and retired shares	—	—	(12)	—	—	—	(12)
Unreleased ESOP shares	—	—	161	—	163	—	324
Balance at December 31, 2003	4,337	$4,337	$103,050	$56,542	$(1,323)	$6,604	$169,210

Year ended December 31, 2002:
Balance at January 1, 2002	3,506	$3,506	$65,427	$65,714	$(1,839)	$954	$133,762
Comprehensive income
Net income	—	—	—	13,482	—	—	13,482
Other comprehensive income, net of tax
Unrealized gains on securities, net of reclassification adjustment	—	—	—	—	—	5,653	5,653
Total comprehensive income	—	—	—	13,482	—	5,653	19,135
Cash dividends:
$0.44 per share	—	—	—	(1,649)	—	—	(1,649)
Options exercised	182	182	4,786	—	—	—	4,968
Stock dividend	362	362	13,448	(13,868)	—	—	(58)
Cancelled and retired shares	(152)	(152)	(5,412)	—	—	—	(5,564)
Unreleased ESOP shares	—	—	62	—	353	—	415
Balance at December 31, 2002	3,898	$3,898	$78,311	$63,679	$(1,486)	$6,607	$151,009

Year ended December 31, 2001:
Balance at January 1, 2001	3,189	$3,189	$54,594	$72,284	$—	$(6,905)	$123,162
Comprehensive income
Net income	—	—	—	6,150	—	—	6,150
Other comprehensive income, net of tax
Unrealized gains on securities, net of reclassification adjustment	—	—	—	—	—	7,859	7,859
Total comprehensive income	—	—	—	6,150	—	7,859	14,009
Cash dividends:
$0.43 per share	—	—	—	(1,441)	—	—	(1,441)
Options exercised	8	8	191	—	—	—	199
Stock dividend	318	318	10,907	(11,279)	—	—	(54)
Cancelled and retired shares	(9)	(9)	(265)	—	—	—	(274)
Unreleased ESOP shares	—	—	—	—	(1,839)	—	(1,839)
Balance at December 31, 2001	3,506	$3,506	$65,427	$65,714	$(1,839)	$954	$133,762

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

CB Bancshares, Inc. and Subsidiaries

(in thousands)	Years ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$20,748	$13,482	$6,150
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	7,180	17,110	13,628
Impairment of asset-backed securities	—	1,399	10,642
Gain on sale of foreclosed assets	(440)	(359)	(50)
Net realized (gains) losses on sales of securities	(1,718)	1,765	169
Depreciation and amortization	4,924	3,916	2,329
Deferred income taxes	(570)	(1,467)	86
Decrease in accrued interest receivable	166	1,516	1,526
Increase (decrease) in accrued interest payable	(728)	69	(3,577)
Gain on sale of loans available for sale	(2,533)	(1,493)	(2,060)
Loans originated for sale	(416,018)	(238,790)	(189,441)
Proceeds from sale of loans held for sale	238,070	165,238	172,476
Increase in other assets	(3,273)	(1,675)	(1,891)
Increase (decrease) in other liabilities	1,904	4,110	(1,601)
FHLB stock dividends	(1,690)	(1,969)	(2,276)
Other	236	500	1,111
Net cash provided by (used in) operating activities	(153,742)	(36,648)	7,221
Cash flows from investing activities:
Net decrease (increase) in interest-bearing deposits in other banks	(129)	(197)	41
Net decrease (increase) in federal funds sold	20,125	(9,870)	(10,045)
Purchase of held-to-maturity securities	(163,978)	(143,401)	(26,200)
Repayments of held-to-maturity securities	139,583	57,125	198
Proceeds from sales of available-for-sale securities	179,414	63,493	54,607
Proceeds from maturities of available-for-sale securities	74,675	49,987	43,843
Purchase of available-for-sale securities	(104,166)	(105,900)	(928)
Proceeds from sale of FHLB stock	—	4,489	2,300
Net loan originations under (over) principal payments	(230,555)	115,375	56,447
Capital expenditures	(2,913)	(2,101)	(1,805)
Proceeds from sales of foreclosed assets	3,280	5,635	5,946
Purchase of bank owned life insurance	—	(7,500)	—
Net cash provided by (used in) investing activities	(84,664)	27,135	124,404
Cash flows from financing activities:
Net increase (decrease) in time deposits	(29,217)	(74,176)	(186,798)
Net increase (decrease) in other deposits	71,714	98,968	106,770
Net increase (decrease) in short-term borrowings	295,000	(65,700)	(94,600)
Proceeds from long-term debt	35,000	140,000	151,200
Principal payments on long-term debt	(160,018)	(35,017)	(118,285)
Net decrease in minority interest in consolidated subsidiary	—	—	(4,280)
Cash dividends paid	(4,015)	(1,649)	(1,441)
Cash-in-lieu payments on stock dividend	(98)	(58)	(54)
Stock repurchase	(12)	(5,564)	(274)
Stock options exercised	1,225	4,968	199
Unreleased ESOP shares	324	415	(1,839)
Net cash provided by (used in) financing activities	209,903	62,187	(149,402)
Increase (decrease) in cash and due from banks	(28,503)	52,674	(17,777)
Cash and due from banks at beginning of year	75,069	22,395	40,172
Cash and due from banks at end of year	$46,566	$75,069	$22,395
Supplemental disclosures of cash flow information:
Interest paid on deposits and other borrowings	$24,203	$29,555	$61,023
Income taxes paid	12,582	3,400	5,248
Supplemental disclosure of non-cash activities:
Loan securitizations	$223,010	$27,138	$—

Supplemental schedule of non-cash operating and investing activity:

The Company converted $1,065,000, $6,424,000 and $7,262,000 of loans into other real estate owned and repossessed personal property in 2003, 2002 and 2001, respectively.

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CB Bancshares, Inc. and Subsidiaries

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CB Bancshares, Inc. and Subsidiaries (the “Company”) provide financial services to domestic markets and grant commercial, financial, real estate, installment and consumer loans to customers throughout the State of Hawaii.  Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is primarily dependent upon the economy and the real estate market in the State of Hawaii.

The significant accounting policies of the Company are as follows:

Principles of Consolidation and Presentation.  The consolidated financial statements include the accounts of CB Bancshares, Inc. (the “Parent Company”) and its wholly-owned subsidiaries: City Bank and its wholly-owned subsidiaries (the “Bank”); Datatronix Financial Services, Inc. (“Datatronix”); and O.R.E., Inc. Significant intercompany transactions and balances have been eliminated in consolidation.

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles and conform to prevailing practices within the banking industry.  Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes and the disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.  Also, certain reclassifications have been made to the consolidated financial statements and accompanying notes for the previous two years to conform to the current year’s presentation.  Such reclassifications did not have a material effect on the consolidated financial statements.

Risks Associated with Financial Instruments.  The credit risk of a financial instrument is the possibility that a loss may result from the failure of another party to perform in accordance with the terms of the contract.  The most significant credit risk associated with the Company’s financial instruments is concentrated in its loans receivable. The Company has established a system for monitoring the level of credit risk in its loan portfolio.

Concentrations of credit risk would exist for groups of borrowers when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.  The ability of the Company’s borrowers to repay their commitments is contingent on several factors, including the economic conditions in the borrowers’ geographic area and the individual financial condition of the borrowers.  The Company generally requires collateral or other security to support borrower commitments on loans receivable.  This collateral may take several forms.  Generally, on the Company’s mortgage loans, the collateral will be the underlying mortgaged property. The Company’s lending activities are primarily concentrated in the State of Hawaii.

Market risk is the risk of loss from adverse changes in market prices and rates.  The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  To that end, management actively monitors and manages its interest rate risk exposure.  The Company does not currently engage in trading activities.  The Company is subject to interest rate risk to the degree that its interest-earning assets reprice on a different frequency or schedule than its interest-bearing liabilities.  The Company closely monitors the pricing sensitivity of its financial instruments.

Cash and Cash Equivalents.  For purposes of the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption, “Cash and due from banks”.  Included in cash are amounts restricted for the Federal Reserve requirement of $8,022,000 and $11,179,000 in 2003 and 2002, respectively.

Investment and Mortgage/Asset-Backed Securities.  Investment and mortgage/asset-backed securities are classified into the following categories:

Trading securities are securities that are bought and held principally for the purpose of selling them in the near term and are reported at fair value with changes in fair value reported in current earnings.

Held-to-maturity securities are securities the Company has the positive intent and ability to hold to maturity.  Held-to-maturity securities are reported at amortized cost with premiums and discounts included in interest income over the period to maturity, using the interest method.

Available-for-sale securities are securities not classified as either trading or held-to-maturity.  Securities available-for-sale are reported at fair value with unrealized gains and losses, net of tax, included as other comprehensive income in stockholders’ equity. Gains and losses on sales are determined using the specific identification method.

For individual held-to-maturity and available-for-sale securities, declines in fair value below cost for other than temporary market conditions would result in write-downs of the carrying value to the current fair value and the realized losses included in earnings.

As a member of the Federal Home Loan Bank of Seattle (the “FHLB”), the Company is required to maintain a minimum investment in the capital stock of the FHLB in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential loans, residential purchase contracts and similar obligations at the end of each calendar year, assuming for such purposes that at least 30% of its assets were residential mortgage loans, or 5% of its advances from the FHLB.  The stock is recorded as a restricted investment security at amortized cost, which approximates fair value.

Interest income earned on retained or purchased beneficial interests in securitized financial assets is recognized over the life of the investment based on an anticipated yield determined by periodically estimating cash flows.  Interest income is revised prospectively for changes in cash flows and impairment is recognized if the fair value of the beneficial interest has declined below its carrying amount and the decline is other than temporary. Because the book values of certain of the Company’s asset backed securities were more than the fair values of those securities during 2002 and 2001, the Company recognized a $1.4 million (after tax charge of $1.0 million) and $10.6 million (after tax charge of $6.4 million), respectively, noncash charge in the Consolidated Statements of Income.

Loans and Leases Held for Investment.  Interest income on loans receivable is accrued as it is earned.  Loans receivable are reported at the outstanding principal balance, adjusted for any charge-offs, the allowance for credit losses, any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans.

Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property, less unearned income.  Unearned income is amortized over the lease terms by methods that approximate the interest method.  Residual values on leased assets are reviewed regularly for other than temporary impairment.

Loan origination fees and costs are deferred and recognized as an adjustment of the yield.  Accretion of discounts and deferred loan fees is discontinued when loans are placed on nonaccrual status.  Loan commitment fees received are deferred as other liabilities until the loan is advanced and are then recognized over the term or estimated life of the loan as an adjustment of the yield.  At expiration, unused commitment fees are recognized as fees and commission revenue.  Guarantee fees received are recognized as fee revenue over the related terms.

The allowance for credit losses is periodically evaluated for adequacy by management.  Factors considered include the Company’s loan loss experience, known and inherent risks in the portfolio, current economic conditions, adverse situations that may affect the borrower’s ability to repay, regulatory policies, and the estimated value of underlying collateral, if any. The allowance for credit losses is increased by any provision for credit losses and decreased by charge-offs (net of recoveries).

Loans are impaired when, based on current information and events, it is probable that principal or interest will not be collected at scheduled maturity or will be unreasonably delayed. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent.  Impairment losses are reflected as charge-offs in the allowance for loan losses.  For smaller-balance homogeneous loans (primarily residential real estate and consumer loans), the allowance for loan losses is based upon Management’s evaluation of the quality, character and inherent risks in the loan portfolio, current economic conditions, and historical loan loss experience. Delinquent close-ended consumer loans are charged off within 120 days (180 days for open-ended consumer loans and residential real estate loans), unless determined to be adequately collateralized or in imminent process of collection.

Interest accrual on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to make scheduled payments.  When interest accrual is discontinued, any outstanding accrued interest is reversed and, subsequently, interest income is recognized as payments are received.

The Company generally places loans on nonaccrual status that are 90 days past due as to principal or interest unless well-collateralized and in the process of collection, or when management believes that collection of principal or interest has become doubtful, or when a loan is first classified as impaired. When loans are placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income of the current period.  Cash interest payments received on nonaccrual loans are applied as a reduction of principal balance when doubt exists as to the ultimate collection of the principal; otherwise, such payments are recorded as income.

Nonaccrual loans are generally returned to accrual status when they become both current as to principal and interest or become both well collateralized and in the process of collection.

Loans Held-for-Sale.  The Company sells loans and participations in loans with yield rates to the investors based upon current market rates.  Gain or loss on the sale of loans is recognized to the extent that the selling prices differ from the carrying value of the loans sold based on the estimated relative fair values of the loans sold and any retained interests.  Residential mortgage loans originated for sale are classified as loans held-for-sale and are accounted for at the lower of aggregate cost or fair value.

Transfers and Servicing of Financial Assets.  A transfer of financial assets is accounted for as a sale when control is surrendered over the assets transferred.  Servicing rights and other retained interests in the assets sold are recorded by allocating the previous recorded investment between the asset sold and the interest retained based on their relative fair values, if practicable to determine, at the date of transfer.  For the years presented, servicing assets and amortization were not material.

Premises and Equipment.  Premises and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization are computed using both the straight-line and accelerated methods over the estimated useful lives of the assets or the applicable facility leases, whichever is shorter. The range of estimated useful lives is 3 to 45 years for premises and leasehold improvements and 3 to 20 years for equipment.

Other Real Estate Owned.  Other real estate owned properties acquired through, or in lieu of, foreclosure proceedings are recorded at fair value on the date of foreclosure establishing a new cost basis.  Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses.  After foreclosure, management performs periodic valuations and the properties are carried at the lower of cost or fair value, less estimated costs to sell.  Revenues, expenses and provisions to the valuation allowance are included in operations as incurred.

Income Taxes.  The Company files consolidated income tax returns.  The Bank and Datatronix pay to the Parent Company the amount of income taxes they would have paid had they filed separate income tax returns.

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Intangible Assets.  Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually.  SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and also be reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  The Company adopted the provisions of SFAS No. 142 beginning January 1, 2002. At December 31, 2003 and 2002, the Company did not have any assets classified as goodwill under the new pronouncement. However, the Company does have servicing premiums. Under the provisions of SFAS No. 142, the Company expects to continue amortizing these intangible assets over the period of estimated net servicing income. The impact of the adoption of SFAS No. 142 has not had a material impact on the Company’s consolidated financial statements.

Stock-Based Compensation.  The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board (“FASB”) interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB Opinion No. 25 issued in March 2002, in accounting for its fixed plan stock options.  As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.  SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans.  In December 2002, SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123 was issued. This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. As allowed by SFAS No. 123 (as amended by SFAS No. 148), the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 148.

The original exercise price of each option equals the market price of the Company’s stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan.  Had compensation cost for the plan been determined using the fair value based method, the Company’s net income and net income per share would have been the pro forma amounts below:

	2003	2002	2001

Net income:
As reported	$20,748,000	$13,482,000	$6,150,000
Deduct: total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(634,000)	(179,000)	(603,000)
Pro forma	$20,114,000	$13,303,000	$5,547,000
Earnings per share:
Basic – as reported	$4.86	$3.17	$1.45
Basic – Pro forma	$4.71	$3.12	$1.31
Diluted – as reported	$4.72	$3.11	$1.43
Diluted – Pro forma	$4.58	$3.07	$1.29

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model. For grants in 2003, 2002 and 2001, the following weighted average assumptions were used; expected dividend of 1.03%, 1.03% and 1.25%, expected volatility of 19.00%, 19.00% and 23.00%, risk-free interest rate of 4.61%, 5.55% and 4.55%, and expected life of 4.0 years, 5.0 years and 6.0 years.  The weighted average fair value of options granted during 2003, 2002 and 2001 was $20.91, $8.77 and $9.82, respectively.

Derivative Instruments and Hedging Activities.  The Company uses interest rate swaps, caps and floors to modify the interest rate characteristics of certain assets and liabilities.  The Company documents the relationship between the hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking the hedge.  To qualify for hedge accounting, the derivative instruments that are designated as fair value or cash flow hedges are linked to specific assets and/or liabilities on the balance sheet.  Additionally, the Company assesses on an ongoing basis, whether the derivative instruments are highly effective in offsetting changes in fair values or cashflows of hedged items.  If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting would be discontinued.  The interest rate swap contracts that were designated as a hedge at inception are still highly effective based on the Company’s ongoing assessments.

In 2003, interest rate swaps were used to convert floating assets and liabilities to fixed rates.  $20 million of pay-floating swaps qualify as cash flow hedging instruments as they served to convert $20 million of prime-based loans to fixed rates.  During 2003, no amounts were recognized in earnings in connection with the ineffective portion of these cash flow hedges and no amounts were excluded from the measure of effectiveness.

Derivatives not designated as hedges consist of $10 million of pay-floating swaps, $10 million of pay-fixed swaps and $30 million of options and instruments containing option features that behave based on limits.  At December 31, 2003, the Company also had $15.0 million of forward sales on securities to hedge residential mortgage loans.  These instruments are used to hedge risks associated with interest rate movements and serve as hedges from an economic perspective; however, they do not qualify for hedge accounting under SFAS No. 133, as amended.  The Bank recorded a gain of approximately $1.5 million in 2003 for these instruments as a component of noninterest income in the consolidated statement of income.  Included in this $1.5 million gain is a one-time gain of $855,000 recognized on the termination of two (2) interest rate swaps.

The Company occasionally purchases or originates financial instruments that contain an embedded derivative instrument.  At inception of the financial instrument, the Company assesses whether the economic characteristics of the embedded derivative instrument are clearly and closely related to the economic characteristics of the financial instrument (host contract), whether the financial instrument that embodies both the embedded derivative instrument and the host contract is currently measured at fair value with changes in fair value reported in earnings, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument.  As of December 31, 2003 and 2002, all of the Company’s embedded derivatives are considered clearly and closely related to the host contract and therefore are not required to be separated from their host contract

On January 1, 2001, the Company recorded the cumulative effect of adopting SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, in its identified fair value hedges that were employed at the time.  A transition adjustment of $263,000 associated with establishing fair values of the derivative instruments and hedged items on the balance sheet was recorded in investment securities.

Earnings Per Share.  Basic earnings per common share are based on the weighted-average number of common shares outstanding for the year. Diluted earnings per common share are based on the assumption that all potentially dilutive common shares and dilutive stock options were converted at the beginning of the year.  All per share amounts have been restated to reflect the impact of the 10% stock dividend issued in June 2003.

New Accounting Principles.  SFAS No. 143.  In June 2001, FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The adoption of SFAS No. 143 on January 1, 2003 had no effect on the Company’s consolidated financial statements.

SFAS No. 146.  In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities. The provisions of this Statement were effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 on January 1, 2003 had no effect on the Company’s consolidated financial statements.

SFAS No. 149.  In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.”  This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  SFAS No. 149 is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003.  The adoption of SFAS No. 149 on July 1, 2003 had no material effect on the Company’s consolidated financial statements.

SFAS No. 150.  In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  In October 2003, however, the FASB indefinitely deferred the effective date of the provisions of SFAS No. 150 related to classification and measurement requirements for mandatorily redeemable financial instruments that become subject to SFAS No. 150 solely as a result of consolidation.  At December 31, 2003, the Company had no financial instruments falling within the scope of SFAS No. 150.

FASB Interpretation No. 45.  In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  This interpretation provides disclosures to be made by a guarantor in its interim and annual financial statements for periods ending after December 15, 2002 about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The Company adopted the provisions of the Interpretation on January 1, 2003 with no effect on the Company’s historical consolidated financial statements.

FASB Interpretation No. 46.  In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities (VIEs) as defined. The Interpretation applies immediately to variable interests in VIEs created after January 31, 2003, and to variable interests in VIEs obtained after January 31, 2003.  For variable interests in VIEs that an enterprise acquired before February 1, 2003, the Interpretation is applicable in the first fiscal year or interim period beginning after June 15, 2003.  In December 2003, the FASB revised Interpretation No. 46, which replaced its original interpretation issued in January 2003, and among other things, revised certain effective dates.  At December 31, 2003, the Company had no significant variable interests in a variable interest entity requiring consolidation or disclosure in accordance with the Interpretation.

NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

The amortized cost and estimated fair values of the Company’s investment portfolio at December 31, 2003 and 2002 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

(in thousands)
2003:
Held to Maturity:
U.S. Treasury and other U.S. government agencies and corporations	$79,126	$292	$375	$79,043
Corporate bonds	29,199	417	—	29,616
Mortgage-backed securities	25,838	215	160	25,893
Total held to maturity	134,163	924	535	134,552
Available-for-sale securities:
U.S. Treasury and other U.S. government agencies and corporations	49,512	969	24	50,457
States and political subdivisions	32,658	2,509	—	35,167
Mortgage/asset-backed securities	189,181	8,048	1,259	195,970
Others	20,906	146	—	21,052
Total available-for-sale	292,257	11,672	1,283	302,646
Total investments	$426,420	$12,596	$1,818	$437,198
2002:
Held to Maturity:
U.S. Treasury and other U.S. government agencies and corporations	$75,996	$410	$—	$76,406
Corporate bonds	34,861	655	—	35,516
Mortgage-backed securities	1,156	60	—	1,216
Total held to maturity	112,013	1,125	—	113,138
Available-for-sale securities:
U.S. Treasury and other U.S. government agencies and corporations	5,125	337	—	5,462
States and political subdivisions	32,975	2,073	12	35,036
Mortgage/asset-backed securities	159,866	8,641	136	168,371
Others	19,399	97	30	19,466
Total available-for-sale	217,365	11,148	178	228,335
Total investments	$329,378	$12,273	$178	$341,473

At December 31, 2003 and 2002, the Company had no securities classified as trading.

Securities with an aggregate carrying value of $320,507,000 and $160,512,000, at December 31, 2003 and 2002, respectively, were pledged to collateralize public deposits and for other purposes required by law.  Investment in the stock of the FHLB of Seattle totaled $31.6 million and $29.9 million at December 31, 2003 and 2002, respectively.  The stock of the FHLB of Seattle is pledged as collateral for FHLB advances.

The following presents the amortized cost and estimated fair value of investment securities at December 31, 2003 by contractual maturity.  Expected maturity will differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.  The stated maturity of mortgage/asset-backed securities is presented in total since the principal cash flows of these securities are not received at a single maturity date.

	Held to Maturity		Available for Sale
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
(in thousands)
Due in one year or less	$18,925	$19,017	$5,005	$5,136
Due 1 to 5 years	64,031	64,131	44,507	45,321
Due 5 to 10 years	25,369	25,511	11,955	13,039
Due > 10 years	—	—	41,609	43,180
Mortgage/asset-backed securities	25,838	25,893	189,181	195,970
Total	$134,163	$134,552	$292,257	$302,646

Proceeds from sales of securities available-for-sale during 2003, 2002, and 2001 were $179,414,000, $63,493,000, and $54,607,000, respectively.  These sales resulted in gross realized gains of $2,672,000, $175,003 and $1,075,000, respectively, and gross realized losses of $954,000, $12,170 and $1,000, respectively.

At December 31, 2003, there were $1.8 million of unrealized losses on temporarily impaired securities.  The unrealized losses were primarily due to the increases in market interest rates and not from the deterioration in the creditworthiness of the issuer.  At the end of 2003, there were 14 securities in the investment portfolio that were in an unrealized loss position for less than 12 months and one security for more than 12 months.  The following is a summary of the unrealized losses on temporarily impaired securities at December 31, 2003:

	Less than 12 months		12 months or longer		Total
(in thousands) Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
US Treasury obligations and direct obligations of US Government agencies	$37,034	$399	$—	$—	$37,034	$399
Federal agency mortgage-backed securities	49,739	1,419	—	—	49,739	1,419
Other mortgage-backed securities	—	—	4	—	4	—
Total temporarily impaired securities	$86,773	$1,818	$4	$—	$86,777	$1,818

NOTE C - LOANS

The loan portfolio consisted of the following at December 31, 2003 and 2002:

(in thousands)	2003	2002
Commercial and financial	$245,875	$227,736
Real estate:
Construction	98,237	52,538
Commercial	403,946	210,512
Residential	367,685	444,246
Installment and consumer	180,064	135,415
Gross loans	1,295,807	1,070,447
Less:
Unearned income	2,453	1,683
Net deferred loan fees	7,282	3,984
Allowance for credit losses	28,490	27,123
Loans, net	$1,257,582	$1,037,657

Substantially all of the Company’s residential real estate loans are collateralized by properties located in the State of Hawaii.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of mortgage loans, including mortgage/asset-backed securities serviced for others, were $420,914,000 and $327,728,000 at December 31, 2003 and 2002, respectively.  Custodial escrow balances maintained with the foregoing loan servicing, and included in demand deposits, were $1,741,000 and $1,624,000 at December 31, 2003 and 2002, respectively.

Commercial and financial loans at December 31, 2003 and 2002 include financing lease receivables of $26.5 million and $16.6 million, respectively.

Nonaccrual loans amounted to $5.7 million and $12.7 million at December 31, 2003 and 2002, respectively.  Loans past due 90 days or more still accruing interest amounted to $941,000 and $932,000 at December 31, 2003 and 2002, respectively.  Interest on nonaccrual loans that would have been recorded in 2003 and 2002 had such loans been performing in accordance with their original terms was $448,000 and $1.2 million, respectively.  The amount of interest on nonaccrual loans that was included in net income in 2003 and 2002 was $138,000 and $711,000, respectively.

At December 31, 2003, the Company had $24.0 million of commitments to sell loans and $23.9 million of rate lock commitments.

In the normal course of business, the Company makes loans to its executive officers and directors and to companies and individuals affiliated with its executive officers and directors.  In management’s opinion, such loans and loan commitments were made at the Company’s normal credit terms, including interest rates and collateral requirements, and do not represent more than a normal risk of collection.  The following is the activity of loans to such parties in 2003:

(in thousands)
Balance at beginning of year	$6,032
New loans	7,072
Repayments	(10,112)
Balance at end of year	$2,992

NOTE D - ALLOWANCE FOR CREDIT LOSSES

The changes in the allowance for credit losses for the years indicated were as follows:

(in thousands)	2003	2002	2001
Balance at beginning of year	$27,123	$19,464	$17,477
Provision charged to expense	7,180	17,110	13,628
Recoveries	5,942	3,846	817
Charge-offs	(11,755)	(13,297)	(12,428)
Balance at end of year	$28,490	$27,123	$19,494

Information related to loans considered to be impaired for the years indicated were as follows:

(in thousands)	2003	2002	2001
Recorded investment in impaired loans	$5,385	$12,261	$20,315
Impaired loans with related allowance for credit losses calculated under SFAS No. 114	1,413	1,493	8,052
Total allowance for credit losses on impaired loans	1,122	3,395	1,555
Average recorded investment in impaired loans during the year	8,737	17,021	23,897
Interest income on impaired loans using cash basis of income recognition	368	1,027	937

NOTE E – OTHER REAL ESTATE OWNED

The carrying value of foreclosed real estate, net of the following allowance for losses, were $173,000, $2,193,000, and $4,674,000 at December 31, 2003, 2002 and 2001, respectively.  Activity in the allowance for losses on other real estate owned was as follows:

(in thousands)	2003	2002	2001
Balance at beginning of year	$69	$177	$217
Provision charged to expense	176	500	150
Charge-offs, net of recoveries	—	(608)	(190)
Balance at end of year	$245	$69	$177

NOTE F - PREMISES AND EQUIPMENT

The Company’s premises and equipment at December 31, 2003 and 2002 were as follows:

(in thousands)	2003	2002
Premises	$23,961	$22,326
Equipment	28,818	27,838
Total cost	52,779	50,164
Less accumulated depreciation and amortization	(35,912)	33,568
Net carrying value	$16,867	$16,596

Depreciation and amortization charged to operations for the years ended December 31, 2003, 2002 and 2001 were as follows:

(in thousands)	2003	2002	2001
Net occupancy expense	$926	$967	$1,036
Equipment expense	1,719	2,172	2,234
Total depreciation and amortization	$2,645	$3,139	$3,270

The Company leases certain properties and equipment under leases that expire on various dates through 2067.  Certain leases provide for renegotiations at fixed intervals and require payment of real estate taxes, maintenance, insurance and certain other operating expenses.  Rent charged against operations, including equipment rental, was as follows:

(in thousands)	2003	2002	2001
Rental expense	$5,714	$5,541	$5,505
Less sublease income	566	580	557
Total net rental expense	$5,148	$4,961	$4,948

The following are future minimum net rental commitments for long-term noncancelable operating leases as of December 31, 2003.  Future rentals subject to renegotiations are computed at the latest annual rents.

(in thousands)	Operating Leases
2004	$4,470
2005	4,357
2006	3,881
2007	3,848
2008	3,846
Thereafter	9,762
Total	$30,164

NOTE G - DEPOSITS

Deposits consisted of the following at December 31, 2003 and 2002:

(in thousands)	2003	2002
Noninterest-bearing deposits	$217,148	$212,140
Interest-bearing deposits:
Demand deposits	198,943	194,108
Savings	352,276	290,404
Time deposits of $100 or more	210,507	211,030
Time deposits less than $100	226,851	255,545
Total interest-bearing deposits	988,577	951,087
Total deposits	$1,205,725	$1,163,227

Interest expense on deposits for the years ended December 31, 2003, 2002 and 2001 were as follows:

(in thousands)	2003	2002	2001
Demand deposits	$500	$2,284	$5,200
Savings	2,449	2,970	3,727
Time deposits of $100 or more	3,553	4,486	10,908
Time deposits less than $100	4,633	8,358	19,603
Total interest expense	$11,135	$18,098	$39,438

At December 31, 2003, the scheduled maturities of time deposits were as follows:

(in thousands)
2003	$366,803
2004	43,551
2005	12,058
2006	7,875
2007	7,071
Total	$437,358

NOTE H - SHORT-TERM BORROWINGS

Short-term borrowings at December 31, 2003 and 2002 consisted of the following:

(in thousands)	2003	2002
Advances from the FHLB	$305,000	$10,000
Federal treasury tax and loan note	400	400
Total short-term borrowings	$305,400	$10,400

Average interest rates and average and maximum balances for short-term borrowing categories were as follows for categories of borrowings where the average outstanding balance for the year was 30% or more of stockholders’ equity at December 31 for the years indicated:

(dollars in thousands)	2003	2002	2001
Advances from the FHLB:
Average interest rate at year-end	1.11%	1.87%	3.13%
Maximum outstanding at any month-end	$305,000	$79,000	$174,000
Average outstanding	98,357	22,938	93,273
Average interest rate for the year	1.18%	2.66%	4.71%
Federal funds purchased:
Average interest rate at year-end	—%	—%	—%
Maximum outstanding at any month-end	—	—	14,300
Average outstanding	—	—	3,755
Average interest rate for the year	—%	—%	3.48%

NOTE I - LONG-TERM DEBT

Long-term debt at December 31, 2003 and 2002 consisted of the following:

(in thousands)	2003	2002
Advances from the FHLB	$194,389	$319,407
Total long-term debt	$194,389	$319,407

The advances from the FHLB bear interest at rates ranging from 2.26% to 8.22%.  Interest is payable monthly over the term of each advance.  Pursuant to collateral agreements with the FHLB, short and long-term advances are collateralized by a blanket pledge of certain securities with carrying values of $221,014,000 and $47,326,000, and loans of $465,246,000 and $458,670,000 in 2003 and 2002, respectively.  FHLB advances are under credit line agreements of $570,107,000 and $416,450,000 in 2003 and 2002, respectively.  At December 31, 2003, FHLB advances aggregating $123.0 million are callable, on a quarterly basis, after initial lockout periods.  The next call date range is from January 2004 to August 2006.  Aggregate maturities of long-term advances from the FHLB as of December 31, 2003 were as follows:

(in thousands)
2004	$31,200
2005	5,000
2006	35,000
2007	10,000
2008	3,000
Thereafter	110,189
Total	$194,389

NOTE J - MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

During 2000, Citibank Properties, Inc. (“CB Properties”), a wholly-owned subsidiary of the Bank, elected to be taxed as a real estate investment trust (“REIT”). On July 18, 2000, CB Properties issued 120 shares of Series A Preferred Stock, 10,000 shares of Series B Preferred Stock, and 55,000 shares of Series C Preferred Stock at $1,000 per share in exchange for approximately $150 million in participation interests in mortgage loans and mortgage-related securities less the assumption of $85 million in advances made from the FHLB to the Bank. During 2001, CB Properties issued 1.7 million shares of common stock in exchange for approximately $128 million in participation interests in mortgage loans and mortgage-related securities, less the cancellation of $61.3 million in debt owed by CB Properties to the Bank.  On August 21, 2000, the Bank sold 7,000 shares of Series B Preferred Stock to third party investors, of which 4,400 shares were repurchased at par value during 2001. This transaction was recorded as a minority interest for financial statement purposes and classified as Tier 1 capital for regulatory purposes pursuant to guidelines set forth by the Federal Deposit Insurance Corporation.  CB Properties’ business objective is to acquire, hold, finance and manage qualifying REIT assets.

NOTE K - OTHER NONINTEREST EXPENSE

Other noninterest expense for the years ended December 31, 2003, 2002 and 2001 were as follows:

(in thousands)	2003	2002	2001
Legal and professional fees	$4,599	$4,740	$4,147
Advertising and promotion	2,611	2,716	2,997
Stationery, supplies, postage and delivery	2,317	2,070	1,867
Provision for other real estate owned losses	176	500	150
Deposit insurance premiums	198	201	227
Other	9,508	8,407	8,039
Total other noninterest expense	$19,409	$18,634	$17,427

NOTE L - INCOME TAXES

The components of income tax expense for the years ended December 31, 2003, 2002 and 2001 were as follows:

(in thousands)	2003	2002	2001
Current:
Federal	$10,595	$7,725	$2,571
State	—	—	593
Total current	10,595	7,725	3,164

Deferred:
Federal	(465)	(1,191)	70
State	(105)	(276)	16
Total deferred	(570)	(1,467)	86
Total income tax expense	$10,025	$6,258	$3,250

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31, 2003 and 2002 were as follows:

(in thousands)	2003	2002
Deferred tax assets:
Allowance for credit losses	$11,331	$9,331
Gain on sale of building	918	1,402
Deferred compensation	1,441	705
Capital loss carryforward	670	1,283
Other	638	452
Gross deferred tax assets	14,998	13,173
Less: valuation allowance	(597)	(1,193)
Total deferred tax assets	14,401	11,980

Deferred tax liabilities:
FHLB stock dividends	8,281	7,609
Deferred loan fees	1,365	3,372
Capitalized servicing	1,032	375
Unrealized gains on available-for-sale securities	4,361	4,363
Leasing activities	2,558	1,031
Other	2,350	1,349
Total deferred tax liabilities	19,947	18,099
Net deferred tax liabilities	$5,546	$6,119

The net change in the total valuation allowance for the years ended December 31, 2003 and 2002 was a decrease of $596,000 and $398,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences net of the existing valuation allowance at December 31, 2003.

Reconciliation of the federal statutory rate to the Company’s effective income tax rate for the years ended December 31, 2003, 2002 and 2001 was as follows:

	2003	2002	2001
Federal statutory rate	35.0%	35.0%	35.0%
Tax exempt interest	(1.3)	(1.8)	(0.2)
Hawaii state franchise taxes, net of federal tax benefit	—	—	3.0
Tax exempt earnings on bank owned life insurance	(2.1)	(2.8)	(2.4)
Other, net	1.0	1.3	-0.8
Effective income tax rate	32.6%	31.7%	34.6%

In 2003 and 2002, the Company utilized $2.8 million and $1.8 million, respectively, of Hawaii State investment credits against its state franchise tax liability.  At December 31, 2003, the Company had non-refundable state credits (unlimited carry forward) aggregating $4.4 million that become available for use at various dates through 2007.

NOTE M - DEFERRED GAIN

Previously, CB Properties entered into a limited partnership agreement as a limited partner.  The partnership acquired the ground leases of certain real property, constructed a commercial building on the property and sold the leasehold estate and commercial building to an unrelated third party (the “Purchaser”).  Prior to the sale, the Bank entered into a 20-year office lease agreement with the partnership for the ground floor, mezzanine and first four floors of the building.  The Bank’s lease was assigned to the Purchaser and has not been affected by the sale of the building.

The Company recognized a deferred gain in a manner similar to that for a sale-leaseback transaction.  The deferred gain is being amortized over the remaining lease term, resulting in annual gains of $447,000. As of December 31, 2003, the unamortized deferred gain was $2,309,000.

NOTE N - RISK MANAGEMENT ACTIVITIES

Refer to Note A, “Derivative Instruments and Hedging Activities,” for the Company’s current accounting treatment of derivative financial investments.

Interest rate contracts are primarily used to convert certain deposits or to convert certain groups of customer loans to fixed or floating rates.  Certain interest rate swaps specifically match the amounts and terms of particular liabilities.

Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed upon notional amount.  At December 31, 2003, there were five (5) interest rate swaps outstanding, of which two (2) are classified as cash flow hedges against commercial loans, with notional principal amounts totaling $20 million.  The Company paid the floating rate and received the fixed rate on the swaps hedging commercial loans.  For the swaps which are not classified as cash flow hedges, the Company paid the floating rate and received the fixed rate on one (1) swap hedging commercial loans (with a notional principal amount of $10 million), and paid the fixed rate and received the floating rate on two (2) swaps hedging time deposits and short-term liabilities (with notional principal amounts totaling $10 million).  The estimated fair values of the outstanding interest rate swaps were $(204,307) and $(651,322) at December 31, 2003, and December 31, 2002, respectively, and are recorded as an adjustment to investments.

The following table indicates the types of swaps used, as of December 31, their aggregate notional amounts and weighted-average interest rates, and includes the matched swaps. Average variable rates are based on rates implied in the yield curve at the reporting date.  Those rates may change significantly, affecting future cash flows.

(dollars in thousands)	2003	2002	2001

Interest rate swaps:
Pay-floating swaps-notional amount	$30,000	$20,000	$15,000
Average receive rate	5.98%	6.40%	7.29%
Average pay rate	4.00%	4.25%	2.07%

Pay-fixed swaps-notional amount	$10,000	$35,000	$—
Average receive rate	1.17%	1.72%	—%
Average pay rate	4.17%	3.99%	—%

Interest rate options at December 31, 2003, 2002 and 2001 consisted of the following:

	2003		2002		2001
	Notional	Estimated	Notional	Estimated	Notional	Estimated
	Amount	Fair	Amount	Fair	Amount	Fair
(in thousands)	Value	Value	Value	Value	Value	Value
Caps	$—	$ nil	$—	$ nil	$50,000	$ nil
Options	30,000	(230)	30,000	(217)	5,000	(40)
Total interest rate options	$30,000	$(230)	$30,000	$(217)	$55,000	$(40)

Interest rate lock commitments issued on residential mortgage loans expose the Company to interest rate risk, which is economically hedged with options.  At December 31, 2003, the Company also had $15.0 million of forward sales on securities to hedge residential mortgage loans.  These derivatives are carried at fair value with changes in fair value recorded as a component of noninterest income in the consolidated statement of income.

Interest rate options written and purchased are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, the Company receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.  At December 31, 2003, 2002 and 2001, there were outstanding written option contracts with notional principal amounts of $30.0 million, $30.0 million and $5.0 million, respectively, and fair values of $(229,687), $(217,181), and $(39,844), respectively.

NOTE O - CREDIT-RELATED INSTRUMENTS

At any time, the Company has a significant number of outstanding commitments to extend credit.  These commitments take the form of approved lines of credit and loans with terms of up to one year.  The Company also provides financial guarantees and letters of credit to guarantee the performance of customers to third parties.  These agreements generally extend for up to one year.  The contractual amounts of these credit-related instruments are set out in the following table by category of instrument.  Because many of those instruments expire without being advanced in whole or in part, the amounts do not represent future cash flow requirements.

(in thousands)	2003	2002
Loan commitments	$391,394	$259,104
Guarantees and letters of credit	16,147	6,587
Totals	$407,541	$265,691

These credit-related financial instruments have off-balance sheet risk because only origination fees and accruals for probable losses are recognized in the consolidated financial statements until the commitments are fulfilled or expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that the collateral or other security is of no value.

The Company’s policy is to require suitable collateral to be provided by certain customers prior to the disbursement of approved loans.  For retail loans, the Company usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer.  Guarantees and letters of credit also are subject to strict credit assessments before being provided.  Those agreements specify monetary limits to the Company’s obligations.  Collateral for commercial loans, guarantees, and letters of credit is usually in the form of cash, inventory, marketable securities, or other property.

NOTE P - COMMITMENTS AND CONTINGENCIES

The Company is a defendant in various legal proceedings arising from normal business activities. While the results of these proceedings cannot be predicted with certainty, management believes, based on advice of counsel, the aggregate liability, if any, resulting from these proceedings would not have a material effect on the Company’s consolidated financial position or results of operations.

NOTE Q - EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan.  The Company has an Employee Stock Ownership Plan (the “ESOP”) for all employees of the Company who satisfy length-of-service requirements.  Trust assets under the plan are invested primarily in shares of stock of the Company.  Employer contributions are to be paid in cash, shares of stock or other property as determined by the Board of Directors provided, however, contributions may not be made in amounts which cannot be allocated to any participant’s account by reason of statutory limitations.  In October 2001, the ESOP borrowed $2,115,000 from the Bank to purchase 62,269 outstanding shares of the Company’s common stock from a stockholder. The shares purchased collateralize the loan from the Bank in accordance with a stock pledge agreement.  The loan will be repaid principally from the Company’s contributions to the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation to participants as the loan is repaid.  Shares released from the suspense account are allocated among participants on the basis of compensation, as described in the plan.  The Company accounts for its ESOP in accordance with Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” Accordingly, the Company reports compensation expense equal to the fair value of the shares allocated, and the allocated shares are considered outstanding for the computation of earnings per share. Dividends on allocated ESOP shares are recorded as a reduction to retained earnings.  ESOP compensation expense was $898,000, $415,000, and $276,000 for 2003, 2002 and 2001, respectively.  The 2003 ESOP compensation expense includes a $575,000 cash contribution for purchases of additional ESOP shares.  At December 31, 2003, unreleased ESOP shares amounted to $1,323,000 and are shown as a reduction of stockholders’ equity in the accompanying consolidated balance sheets. The table below reflects ESOP activity for the periods indicated:

Year ended December 31,	2003	2002
Allocated shares, beginning of year	245,197	240,011
Shares committed to be released	5,956	11,422
Unallocated shares	42,006	47,704
Fair value of unallocated shares	$2,630,000	$2,028,000

Profit Sharing Retirement Savings Plan.  The Company has a Profit Sharing Retirement Savings Plan for all employees who satisfy length-of-service requirements. Eligible employees may contribute up to 100% of their compensation, limited to the total amount deductible under applicable provisions of the Internal Revenue Code, of which 20% will be matched by the Company, provided that the matching contribution shall not exceed 2% of the participant’s compensation. In addition, the Company contributes an amount equal to 3% of the compensation of eligible participants, and additional amounts determined by the Board of Directors at their discretion. Contributions to the plan for 2003, 2002 and 2001 were approximately $429,000, $388,000 and $366,000, respectively.

Deferred Compensation.  The Company has deferred compensation agreements with several key management employees, all of whom are officers.  Under the agreements, the Company is obligated to provide for each such employee or his beneficiaries, during a period of ten to eighteen years after the employee’s death, disability, or retirement, annual benefits ranging from $25,000 to $250,000.  The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the full eligibility dates of the participants.  The expense incurred for this plan for the years ended December 31, 2003, 2002 and 2001 amounted to $52,000, $73,000 and $118,000, respectively.  The Company is the beneficiary of life insurance policies, with an aggregate cash surrender value of $13,775,000 at December 31, 2003, that were purchased as a method of partially financing benefits under this plan.

Supplemental Executive Retirement Plan.  In 2002, the Company adopted a non-qualified, unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to supplement the benefit these executive officers will receive under the Company’s qualified retirement plans (or predecessor qualified retirement plans). The SERP provides annual benefits ranging from 8.9% to 65.0% of the executive’s final average compensation (as defined and adjusted under the SERP) payable over the executive’s remaining lifetime (assuming the executive attains age 65).  The SERP also provides for survivor and certain other termination benefits.

The expense recorded in connection with the SERP was $400,000 and $300,000 for 2003 and 2002, respectively.  The Company is the beneficiary of life insurance policies with an aggregate cash surrender value of $7.8 million.  The Company is using these policies as a method of funding benefits under this plan.

Stock Compensation Plans.  On September 16, 1994, the Board of Directors adopted a Stock Compensation Plan (the “SCP”) which the shareholders approved on January 26, 1995.  On April 30, 1998, the stockholders approved the increase of shares of common stock reserved under the SCP to 532,400 shares.  Such shares may be granted to employees, including officers and other key employees, of the Company.  The purpose of the SCP is to enhance the ability of the Company to attract, retain and reward key employees and to encourage a sense of proprietorship and to stimulate the interests of those employees in the financial success of the Company.  The SCP is administered by the Compensation Committee (the “Committee”) of the Board of Directors.  The SCP provides for the award of incentive stock options, performance stock options, non-qualified stock options, stock grants and stock appreciation rights (“SARs”).  Options granted under the SCP vest after 1 year of service from the date of grant (3 years of service for 2002 and 2003 grants).

The Company adopted the Directors Stock Option Plan (“DSOP”) which the shareholders approved on April 29, 1999. Under the DSOP, each director of the Company, the Bank or Datatronix, who is not an employee, receives an annual grant of options to acquire restricted stock at a price equal to the fair market value of the Company’s common stock at the date of the grant. Under the DSOP, the stock option grants are exercisable from the date of the grant for a ten-year period.

The following table presents information on options outstanding under the SCP and DSOP described above:

	Options Outstanding			Options Exercisable
	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price

Grant Price Range
$18.41 - $20.47	16,422	5.68	$19.75	16,422	$19.75
$20.48 - $22.16	52,551	6.70	$21.94	52,551	$21.94
$22.17 - $23.51	24,527	4.99	$22.93	24,527	$22.93
$23.52 - $26.00	16,004	7.10	$25.97	16,004	$25.97
$26.01 - $31.28	21,104	8.13	$31.20	21,104	$31.20
$31.29 - $32.31	67,828	3.97	$32.23	67,828	$32.23
$32.32 - $34.96	88,305	8.43	$34.96	—	$—
$34.97 - $61.61	65,750	9.75	$61.61	—	$—
$61.62 - $62.57	14,300	9.26	$62.57	14,300	$62.57
	366,791	7.20	$36.35	212,736	$29.12

Transactions involving stock options are summarized as follows:

	Stock Options Outstanding	Weighted Average Exercise Price
Description
Balance at December 31, 2000	344,574	$24.80
Granted	127,079	$22.76
Forfeited	(16,501)	$25.94
Exercised	(9,981)	$19.96
Balance at December 31, 2001	445,171	$24.28
Granted	112,505	$34.25
Forfeited	(968)	$34.96
Exercised	(217,772)	$22.81
Balance at December 31, 2002	338,936	$28.51
Granted	80,563	$61.79
Forfeited	(1,454)	$34.96
Exercised	(51,254)	$24.55
Balance at December 31, 2003	366,791	$36.35

Upon the occurrence of a reorganization event, as defined in the SCP, the Committee may, in its discretion, provide that the options granted shall be terminated unless exercised within 30 days of notice and advance the exercise dates of any, or all, outstanding options.

NOTE R - STOCKHOLDERS’ EQUITY

Regulatory Matters. The Company is subject to various capital requirements administered by federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). The following table presents the actual and required regulatory capital amounts and ratios of the Company as of December 31, 2003 and 2002.  Management believes that the Company and the Bank meet all capital adequacy requirements to which they are subject as of December 31, 2003.

			For Capital Adequacy Purposes
	Actual				To Be Well-Capitalized
(in thousands of dollars)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003:
Tier 1 capital (to risk weighted assets):
Consolidated	$165,326	11.03%	$59,933	4.00%	$ n/a	n/a	%
Bank	155,937	10.42	59,862	4.00	89,793	6.00
Total capital (to risk weighted assets):
Consolidated	184,207	12.29	119,865	8.00	n/a	n/a
Bank	174,797	11.68	119,724	8.00	149,655	10.00
Tier 1 capital (to average assets):
Consolidated	165,326	8.90	74,336	4.00	n/a	n/a
Bank	155,937	8.41	74,132	4.00	92,666	5.00

December 31, 2002:
Tier 1 capital (to risk weighted assets):
Consolidated	$147,122	12.19%	$48,264	4.00%	$ n/a	n/a	%
Bank	140,197	11.63	48,204	4.00	72,307	6.00
Total capital (to risk weighted assets):
Consolidated	162,381	13.46	96,527	8.00	n/a	n/a
Bank	155,438	12.90	96,409	8.00	120,511	10.00
Tier 1 capital (to average assets):
Consolidated	147,122	9.03	65,138	4.00	n/a	n/a
Bank	140,197	8.59	65,261	4.00	81,576	5.00

The most recent notification from the federal regulatory agencies categorized the Company as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized”, the Company must maintain minimum Tier 1 and Total risk-based capital ratios and Tier 1 leverage ratios as set forth in the table above. To be categorized as adequately-capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. As of December 31, 2003, there are no conditions or events since that notification that management believes have changed the Company’s capital category.

Payment of dividends by the Parent Company and Bank are subject to certain restrictions. Applicable regulatory authorities are authorized to prohibit banks, thrifts and their holding companies from paying dividends which would constitute an unsafe and unsound banking practice.  The Bank cannot make a capital distribution (broadly defined to include, among other things, dividends, redemptions and other repurchases of stock), or pay management fees to its holding company if, thereafter, the depository institution would be undercapitalized.

Earnings Per Share.  The table below presents the information used to compute basic and diluted earnings per common share for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Numerator:
Net income	$20,748,000	$13,482,000	$6,150,000
Denominator:
Weighted average shares outstanding	4,269,424	4,257,506	4,244,228
Effect of dilutive securities-stock options	122,092	74,949	56,203
Adjusted weighted average shares outstanding, assuming dilution	4,391,516	4,332,455	4,300,431
Earnings per share - basic	$4.86	$3.17	$1.45
Earnings per share - assuming dilution	$4.72	$3.11	$1.43

At December 31, 2003, there were outstanding options to purchase 366,791 shares at a range of $18.41 to $62.57.  At December 31, 2002, there were outstanding options to purchase 338,936 shares at a range of $18.41 to $34.95.  At December 31, 2001, there were outstanding options to purchase 445,171 shares at a range of $18.41 to $32.30.  Earnings per share reflect 10% stock dividend paid in 2003 and 2002.

NOTE S - OTHER COMPREHENSIVE INCOME (LOSS)

The schedule below presents the reclassification amount to adjust for gains and losses on securities included in net income, including the amount of income taxes allocated, and also included in other comprehensive income as unrealized gains (losses) in the year in which they arose:

(in thousands)	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
2003:
Unrealized gains on securities:
Unrealized holding gain arising during the year	$1,654	$(622)	$1,032
Less: reclassification adjustment for gains realized in net income	1,718	(683)	1,035
Other comprehensive income (loss)	$(64)	$61	$(3)
2002
Unrealized gains on securities:
Unrealized holding gain arising during the year	$6,131	$(2,384)	$3,747
Less: reclassification adjustment for losses realized in net income	(3,164)	1,258	(1,906)
Other comprehensive income (loss)	$9,295	$(3,642)	$5,653
2001
Unrealized gains on securities:
Unrealized holding gain arising during the year	$2,201	$(937)	$1,264
Less: reclassification adjustment for losses realized in net income	(10,811)	4,216	(6,595)
Other comprehensive income (loss)	$13,012	$(5,153)	$7,859

NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument.  Because a limited or no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment and deferred income taxes.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and due from banks, interest-bearing deposits in other banks and federal funds sold: The carrying amounts approximate fair values.

Investment securities (including mortgage/asset-backed securities):  Fair values for securities are based on quoted market prices, if available.  If not available, quoted market prices of comparable instruments are used except in the case of certain options and swaps that utilize pricing models and certain securities that utilize net present value calculations of discounted cash flows.  For FHLB stock, the carrying amount approximates fair value.

Loans:  For variable rate loans that reprice frequently and entail no significant change in credit risk, fair values are based on carrying values.  For certain mortgage loans (e.g., one-to-four family residential), fair values are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.  For other loans, fair values are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.  The carrying amount of accrued interest receivable approximates its fair value.

Deposits:  The estimated fair values of deposits with no stated maturities, which includes demand deposits, checking accounts, passbook savings and certain types of money market accounts, is equal to the amount payable on demand.  The estimated fair values of fixed maturity deposits are estimated using a discounted cash flow calculation with rates currently offered by the Company for deposits of similar remaining maturity.  The carrying amount of accrued interest payable approximates its fair value.

Short-term borrowings:  The carrying amounts of advances from the FHLB and other short-term borrowings approximate their fair values.

Long-term debt (other than deposits):  The fair values are estimated using discounted cash flow analyses using the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance sheet financial instruments:  Fair values for letters of credit, guarantees, and lending commitments are based on fees currently charged to enter into similar agreements, considering the remaining terms of the agreements and the counterparties’ credit standing.

Derivative financial instruments:  Fair values for swaps, caps, floors, forwards, and options are based upon current settlement values (financial forwards), if available.  If there are no relevant comparables, fair values are based on pricing models or formulas using current assumptions for interest rate swaps and options.

The following table provides a summary of the carrying and fair values of the Company’s financial instruments at December 31, 2003 and 2002:

	2003		2002
	Carrying or Notional Value	Estimated Fair Value	Carrying or Notional Value	Estimated Fair Value
(in thousands)
Financial assets:
Cash and due from banks	$46,566	$46,566	$75,069	$75,069
Interest-bearing deposits in other banks	1,343	1,343	1,214	1,214
Federal funds sold	400	400	20,525	20,525
Investment securities	436,809	437,121	340,348	341,473
FHLB stock	31,576	31,576	29,886	29,886
Loans	1,313,621	1,348,306	1,135,605	1,172,425
Financial liabilities:
Deposits	1,205,725	1,207,409	1,163,227	1,167,331
Short-term borrowings	305,400	305,464	10,400	10,675
Long-term debt	194,389	205,824	319,407	335,608
Off-balance sheet financial instruments:
Derivative financial instruments:
Interest rate swaps	40,000	(204)	55,000	(651)
Interest rate options	30,000	(230)	30,000	(217)
Loan commitments	391,394	48	259,104	44
Guarantees and letters of credit	16,147	236	6,587	93

NOTE U - FINANCIAL STATEMENTS OF CB BANCSHARES, INC. (PARENT COMPANY)

Condensed financial statements of CB Bancshares, Inc. (Parent company only) follows:

CONDENSED BALANCE SHEETS

	December 31,
(in thousands, except number of shares and per share data)	2003	2002
ASSETS
Cash on deposit with the Bank	$7,754	$5,721
Investment in subsidiaries:
Bank	159,821	144,084
Other	2,467	1,668
Premises and equipment	101	123
Other assets	1,810	2,084
TOTAL ASSETS	$171,953	$153,680
LIABILITIES AND STOCKHOLDERS’ EQUITY
Employee stock ownership plan note payable	$1,355	$1,694
Other liabilities	1,388	977
Total liabilities	2,743	2,671
Stockholders’ equity:
Preferred stock $1 par value -
Authorized and unissued 25,000,000 shares	—	—
Common stock $1 par value -
Authorized 50,000,000 shares; issued and outstanding, 4,337,211 in 2003 and 3,897,975 in 2002	4,337	3,898
Additional paid-in capital	103,050	78,311
Retained earnings	56,542	63,679
Unreleased shares to employee stock ownership plan	(1,323)	(1,486)
Accumulated other comprehensive income, net of tax	6,604	6,607
Total stockholders’ equity	169,210	151,009
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$171,953	$153,680

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
(in thousands)	2003	2002	2001
Income:
Dividends from subsidiaries:
Bank	$11,800	$5,780	$6,270
Citibank Properties	—	1	—
Other interest income	2	3	8
Other income	—	4	25
Total income	11,802	5,788	6,303
Total expenses	10,667	2,158	2,145
Operating profit	1,135	3,630	4,158
Equity in undistributed income of subsidiaries:
Bank	15,740	8,972	1,007
Other	299	131	236
	16,039	9,103	1,243
Income (loss) before income taxes	17,174	12,733	5,401
Income tax benefit	3,574	749	749
NET INCOME	$20,748	$13,482	$6,150

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2003	2002	2001
Cash flows from operating activities:
Net income	$20,748	$13,482	$6,150
Adjustments to reconcile net income to net cash provided by operating activities:
Excess of equity in earnings of subsidiaries over dividends received	(16,039)	(9,103)	(1,243)
Other	707	187	1,084
Net cash provided by operating activities	5,416	4,566	5,991
Cash flows from investing activities:
Purchase of investments	(500)	(1,185)	(435)
Net cash used by investing activities	(500)	(1,185)	(435)
Cash flows from financing activities:
Cash-in-lieu payments on stock dividend	(98)	(58)	(54)
Cash dividends	(4,015)	(1,649)	(1,441)
Stock repurchase	(12)	(5,666)	(274)
Directors’ compensation	32	—	—
Stock options exercised	1,225	5,132	199
Unreleased ESOP shares	324	353	—
ESOP loan repayment	(339)	(80)	—
Net cash used in financing activities	(2,883)	(1,968)	(1,570)
Increase (decrease) in cash	2,033	1,413	3,986
Cash at beginning of year	5,721	4,308	322
Cash at end of year	$7,754	$5,721	$4,308

NOTE V - SEGMENT INFORMATION

The Company’s business segments are organized around services and products provided. The segment data presented below was prepared on the same basis of accounting as the consolidated financial statements as described in Note A.

The Company’s business segments are defined as Retail Banking, Wholesale Banking, Treasury and All Other.  Retail Banking is made up of retail deposits, mortgage banking and consumer lending activities.  Wholesale Banking consists of wholesale deposits, commercial real estate lending, corporate lending and the specialized lending functions of the Bank.  The Treasury segment is responsible for managing the Company’s investment securities portfolio and borrowing.  The All Other segment consists of the administrative support of the Bank, transactions of the parent company, CB Bancshares, Inc., and subsidiaries of the Company and Bank.

Retail banking net interest income is made up of interest income from revolving real estate, residential real estate and consumer loans, partially offset by the interest expense on retail deposits.  Wholesale banking net interest income is made up of interest income from commercial, real estate construction, and commercial real estate loans, partially offset by the interest expense on wholesale deposits.

Treasury net interest income is derived from the interest income on investment securities the Bank has in its possession, partially offset by the interest expense on short- and long-term borrowings.

Intersegment net interest income is allocated based on the net funding needs of each segment and applying an interest credit or charge based on an internal cost of capital.

Other operating income (expense) is the non-interest income and expense designated to Retail Banking, Wholesale Banking, Treasury, and All Other.

Administrative overhead allocates the non-interest income/(expense) from the All Other non-banking function segment to the other three segments, Retail Banking, Wholesale Banking and Treasury.

Assets are composed of cash, investments, loans, and fixed and other assets.  Loan balances and any corresponding allowance for credit losses are allocated based on loan product types.  Fixed assets are allocated by location and function within the Company.

The Company continues to enhance its segment reporting process methodologies.  These methodologies assign certain balance sheet and income statement items to the responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles.

Intersegment income and expense are valued at prices comparable to those for unaffiliated companies.

(in thousands)	Retail	Wholesale	Treasury	All Other	Total
2003:
Net interest income	$39,504	$35,057	$5,093	$(60)	$79,594
Intersegment net interest income (expense)	168	(2,049)	1,881	—	—
Provision for credit losses	1,482	5,698	—	—	7,180
Net other operating expense	(6,471)	(13,519)	(412)	(21,239)	(41,641)
Administrative and overhead expense allocation	(5,794)	(4,734)	(574)	11,102	—
Income tax expense (benefit)	8,537	2,983	1,972	(3,467)	10,025
Net income (loss)	17,388	6,074	4,016	(6,730)	20,748
Total assets	$627,329	$697,527	$520,138	$58,667	$1,903,661
2002:
Net interest income	$42,189	$29,547	$4,999	$(82)	$76,653
Intersegment net interest income (expense)	596	(2,655)	2,059	—	—
Provision for credit losses	2,972	14,138	—	—	17,110
Net other operating expense	(8,799)	(11,864)	(4,144)	(14,996)	(39,803)
Administrative and overhead expense allocation	(7,070)	(5,262)	(800)	13,132	—
Income tax expense (benefit)	7,663	(1,399)	677	(683)	6,258
Net income (loss)	16,281	(2,973)	1,437	(1,263)	13,482
Total assets	$699,247	$450,345	$470,029	$54,737	$1,674,358
2001:
Net interest income	$38,148	$31,143	$1,533	$(18)	$70,806
Intersegment net interest income (expense)	1,111	(7,628)	6,517	—	—
Provision for credit losses	2,470	11,158	—	—	13,628
Net other operating expense	(9,175)	(9,646)	(12,859)	(16,098)	(47,778)
Administrative and overhead expense allocation	(8,166)	(5,231)	(961)	14,358	—
Income tax expense (benefit)	6,605	(802)	(1,931)	(622)	3,250
Net income (loss)	12,843	(1,718)	(3,839)	(1,136)	6,150
Total assets	$785,310	$457,465	$312,514	$30,751	$1,586,040

NOTE W-SUBSEQUENT EVENT

On September 13, 2004, Central Pacific Financial Corp. (CPF) and the Company announced that at their respective shareholder meetings held on September 13, 2004 the shareholders of both companies had approved the proposed merger of the two companies, pursuant to the merger agreement that had been previously approved by the boards of CPF and the Company on April 22, 2004.

On September 15, 2004, CPF announced that it had completed its merger with the Company pursuant to the merger agreement, dated as of April 22, 2004.  In the merger, CPF paid an aggregate of approximately 11.9 million shares of CPF stock and $88.9 million in cash.  Each share of the Company common stock was converted into the right to receive, at the election of shareholders, either 3.38664 shares of CPF common stock, or $95.2052 in cash. Shareholders who did not make an election received a combination of cash and CPF common stock in exchange for their Company shares.

CPF expects the merger between its wholly owned subsidiaries, Central Pacific Bank and City Bank, to occur in the first quarter of 2005.

CONSOLIDATED BALANCE SHEETS (Unaudited)

CB BANCSHARES, INC. AND SUBSIDIARIES

	June 30, 2004	December 31, 2003	June 30, 2003
(in thousands)
Assets
Cash and due from banks	$53,794	$46,566	$63,456
Interest-bearing deposits in other banks	1,118	1,343	1,285
Federal funds sold	6,170	400	415
Investment securities:
Held-to-maturity	101,154	134,163	167,459
Available-for-sale	235,224	302,646	189,043
Restricted	32,205	31,576	30,778
Loans held for sale	8,001	56,039	118,916
Loans, net	1,371,256	1,257,582	1,056,109
Premises and equipment	16,341	16,867	16,203
Other real estate owned	84	173	804
Accrued interest receivable and other assets	58,144	56,306	54,361
Total assets	$1,883,491	$1,903,661	$1,698,829
Liabilities and stockholders’ equity
Deposits:
Noninterest-bearing	$245,260	$217,148	$212,649
Interest-bearing	1,126,532	988,577	968,919
Total Deposits	1,371,792	1,205,725	1,181,568
Short-term borrowings	55,400	305,400	31,900
Accrued expenses and other liabilities	25,351	26,217	23,226
Long-term debt	244,380	194,389	299,398
Minority interest in consolidated subsidiary	2,720	2,720	2,720
Total liabilities	1,699,643	1,734,451	1,538,812
Stockholders’ equity:
Common stock	4,434	4,337	4,310
Additional paid-in capital	105,755	103,050	102,326
Retained earnings	75,007	56,542	47,241
Unreleased shares to employee stock ownership plan	(1,245)	(1,323)	(1,406)
Accumulated other comprehensive income, net of tax	(103)	6,604	7,546
Total stockholders’ equity	183,848	169,210	160,017
Total liabilities and stockholders’ equity	$1,883,491	$1,903,661	$1,698,829

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

CB BANCSHARES, INC. AND SUBSIDIARIES

	Quarter ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2004	2003	2004	2003
Interest income:
Interest and fees on loans	$22,002	$21,277	$44,315	$41,961
Interest and dividends on investment securities:
Taxable interest income	3,325	3,199	7,109	6,384
Nontaxable interest income	359	384	745	774
Dividends	318	398	632	894
Other interest income	6	41	12	219
Total interest income	26,010	25,299	52,813	50,232
Interest expense:
Deposits	2,876	2,919	5,587	6,402
Short-term borrowings	293	78	835	121
Long-term debt	2,370	3,088	4,663	6,193
Total interest expense	5,539	6,085	11,085	12,716
Net interest income	20,471	19,214	41,728	37,516
Provision for credit losses	500	550	1,000	4,880
Net interest income after provision for credit losses	19,971	18,664	40,728	32,636
Noninterest income:
Service charges on deposit accounts	1,160	1,131	2,252	2,242
Other service charges and fees	1,861	1,786	3,495	3,479
Net realized gains (losses) on sales on securities	2,822	(45)	5,175	207
Net gains on sales of loans	585	849	1,651	1,731
Item processing fee	494	501	973	926
Other	7,403	2,242	8,224	3,390
Total noninterest income	14,325	6,464	21,770	11,975
Noninterest expense:
Salaries and employee benefits	7,718	7,389	15,693	14,563
Net occupancy expense	1,809	1,658	3,532	3,287
Equipment expense	469	584	1,042	1,193
Merger proposal expenses	1,933	4,222	2,281	4,222
Other	4,414	4,864	8,337	9,094
Total noninterest expense	16,343	18,717	30,885	32,359
Income before income taxes	17,953	6,411	31,613	12,252
Income tax expense	6,132	2,051	9,990	3,920
Net income	$11,821	$4,360	$21,623	$8,332
Per share data:
Basic	$2.71	$1.02	$4.98	$1.95
Diluted	$2.63	$0.99	$4.84	$1.91

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

CB BANCSHARES, INC. AND SUBSIDIARIES

	Six months ended June 30,
(in thousands)	2004	2003
Cash flows from operating activities:
Net income	$21,623	$8,332
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for credit losses	1,000	4,880
Net realized gains on sale of loans, investment and mortgage-backed securities	(6,826)	(1,938)
Depreciation and amortization	2,511	2,443
Decrease in accrued interest receivable	604	445
Increase (decrease) in accrued interest payable	54	(293)
Loans originated for sale	(112,410)	(231,992)
Sale of loans held for sale	112,800	83,552
Increase in other assets	(2,442)	(2,398)
Increase in income taxes payable	5,458	925
Decrease in other liabilities	(1,948)	(5,344)
Other	(3,356)	(1,224)
Net cash provided by (used in) operating activities	17,068	(142,612)
Cash flows from investing activities:
Net decrease (increase) in deposits in other banks	225	(71)
Net decrease (increase) in federal funds sold	(5,770)	20,110
Purchase of held-to-maturity securities	—	(153,718)
Proceeds from maturities of held-to-maturity investment securities	32,064	97,400
Purchase of available-for-sale securities	—	(959)
Proceeds from sales of available-for-sale securities	45,572	133,718
Proceeds from maturities of available-for-sale securities	51,571	36,934
Net increase in loans	(101,804)	(23,739)
Capital expenditures	(600)	(926)
Proceeds from sales of foreclosed assets	3,162	2,741
Net cash provided by investing activities	24,420	111,490
Cash flows from financing activities:
Net increase (decrease) in deposits	166,067	18,341
Net increase (decrease) in short-term borrowings	(250,000)	21,500
Proceeds from long-term debt	70,000	—
Principal payments on long-term debt	(20,008)	(20,009)
Cash dividends paid	(3,158)	(901)
Options exercised	2,669	607
Cash in lieu payments on stock dividend	—	(97)
Stock repurchase	—	(12)
Unreleased ESOP shares	170	80
Net cash provided by (used in) financing activities	(34,260)	19,509
Increase (decrease) in cash and due from banks	7,228	(11,613)
Cash and due from banks at beginning of period	46,566	75,069
Cash and due from banks at end of period	$53,794	$63,456
Supplemental schedule of non-cash investing activities:
Interest paid on deposits and other borrowings	$11,030	$13,008
Income taxes paid	$4,532	$4,600
Securitization of mortgage loans into mortgage-backed securities classified as available-for-sale	$36,124	$129,166
Reclassification of loans from available-for-sale to held-to-maturity	$13,176	$—
Loan converted into other real estate owned	$308	$960

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (Unaudited)

CB BANCSHARES, INC. AND SUBSIDIARIES

(in thousands, except per share data)	Common Stock	Additional Paid-In Capital	Retained Earnings	Unreleased Shares to Employee Stock Ownership Plan	Accumulated Other Comprehensive Income	Total
Balance at January 1, 2004	4,337	$103,050	$56,542	$(1,323)	$6,604	$169,210
Comprehensive income
Net income	—	—	21,623	—	—	21,623
Other comprehensive income, net of tax Unrealized losses on securities, net of reclassification adjustment	—	—	—	—	(6,707)	(6,707)
Comprehensive income subtotal	—	—	21,623	—	(6,707)	14,916
Cash dividends ($0.72 per share)	—	—	(3,158)	—	—	(3,158)
Options exercised	97	2,572	—	—	—	2,669
Directors’ compensation	—	41	—	—	—	41
ESOP shares	—	92	—	78	—	170
Balance at June 30, 2004	4,434	105,755	75,007	(1,245)	(103)	183,848

(in thousands, except per share data)	Common Stock	Additional Paid-In Capital	Retained Earnings	Unreleased Shares to Employee Stock Ownership Plan	Accumulated Other Comprehensive Income	Total
Balance at January 1, 2003	3,898	$78,311	$63,679	$(1,486)	$6,607	$151,009
Comprehensive income
Net income	—	—	8,332	—	—	8,332
Other comprehensive income, net of tax Unrealized gains on securities, net of reclassification adjustment	—	—	—	—	939	939
Comprehensive income subtotal	—	—	8,332	—	939	9,271
Cash dividends ($0.23 per share)	—	—	(901)	—	—	(901)
Options exercised	21	586	—	—	—	607
Stock dividend	391	23,381	(23,869)	—	—	(97)
Repurchased, cancelled and retired shares	—	(12)	—	—	—	(12)
ESOP shares	—	60	—	80	—	140
Balance at June 30, 2003	4,310	$102,326	$47,241	$(1,406)	$7,546	$160,017

See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

CB BANCSHARES, INC. AND SUBSIDIARIES

NOTE A – Summary of Significant Accounting Policies

CONSOLIDATION

The consolidated financial statements include the accounts of CB Bancshares, Inc. (the “Parent Company”) and its wholly owned subsidiaries (the “Company”): City Bank and its wholly owned subsidiaries (the “Bank”); Datatronix Financial Services, Inc.; and O.R.E., Inc.  Significant intercompany transactions and balances have been eliminated in consolidation.  The Bank owns 50% of Pacific Access Mortgage, LLC, a mortgage brokerage company.  The investment is accounted for using the equity method.  The consolidated financial statements include all adjustments of a normal and recurring nature, which are, in the opinion of management, necessary for a fair presentation of the financial results for the interim periods.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America.  Accordingly, these consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2003.

Results of operations for interim periods are not necessarily indicative of results for the full year.

RECLASSIFICATIONS

Certain amounts in the consolidated financial statements for 2003 have been reclassified to conform to the 2004 presentation.  Such reclassifications had no effect on the consolidated net income as previously reported.

NEW ACCOUNTING PRINCIPLES

Financial Accounting Standard Board (“FASB”) Interpretation No. 46.  In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities (VIEs) as defined. The Interpretation applies immediately to variable interests in VIEs created or obtained after January 31, 2003.  For variable interests in VIEs that an enterprise acquired before February 1, 2003, the Interpretation is applicable in the first fiscal year or interim period beginning after June 15, 2003.  In December 2003, the FASB revised Interpretation No. 46, which replaced its original interpretation issued in January 2003, and among other things, revised certain effective dates.  At June 30, 2004, the Company had no variable interests in a variable interest entity requiring consolidation or disclosure in accordance with the Interpretation.

Emerging Issues Task Force (“EITF”) 03-01.  In March 2004, the FASB ratified EITF Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.”  EITF Issue No. 03-01 requires the use of fair values calculated for cost method investments in connection with SFAS No. 107, “Disclosures about Fair Value of Financial

Instruments,” or other activities, to be used to determine whether an investment is impaired.  The impairment model would be applied prospectively to all current and future investments, within the scope of EITF Issue No. 03-01, effective in reporting periods beginning after June 15, 2004.  The Company’s adoption of EITF Issue No. 03-01 (effective July 1, 2004) is not expected to have a significant effect on the Company’s financial condition and results of operations.  EITF Issue No. 03-01 further specifies disclosures an investor should provide about unrealized losses that have not been recognized as other-than-temporary impairments for cost method investments.  These disclosure requirements are effective for annual periods for fiscal years ending after June 15, 2004.

EITF Issue No. 03-16.  In March 2004, the EITF reached a consensus regarding Issue No. 03-16, “Accounting for Investments in Limited Liability Companies.”  EITF 03-16 requires investments in limited liability companies that have separate ownership accounts for each investor to be accounted for similar to a limited partnership investment under Statement of Position No. 78-9, “Accounting for Investments in Real Estate Ventures.”  EITF 03-16 is effective for the first period beginning after June 15, 2004, and will be applied as a change in accounting principle with a cumulative effect reflected in the income statement.  EITF 03-16 will not have a material affect on the Company’s financial condition and results of operations.

NOTE B – Loans

The loan portfolio consisted of the following at the dates indicated:

	June 30, 2004	December 31, 2003	June 30, 2003
(in thousands)
Commercial and financial	$257,709	$245,875	$228,420
Real estate:
Construction	147,283	98,237	69,888
Commercial	492,305	403,946	262,583
Residential	341,829	367,685	374,140
Installment and consumer	171,556	180,064	159,382
Gross loans	1,410,682	1,295,807	1,094,413
Less:
Unearned discount	2,687	2,453	1,938
Net deferred loan fees	8,177	7,282	4,942
Allowance for credit losses	28,562	28,490	31,424
Loans, net	$1,371,256	$1,257,582	$1,056,109

NOTE C – Segment Information

The Company’s business segments are organized around services and products provided. The segment data presented below was prepared on the same basis of accounting as the consolidated financial statements as described in Note A.

The Company’s business segments are defined as Retail Banking, Wholesale Banking, Treasury and All Other.  Retail Banking is made up of retail deposits, mortgage banking and consumer lending activities.  Wholesale Banking consists of wholesale deposits, commercial real estate lending, corporate lending and the specialized lending functions of the Bank.  The Treasury segment is responsible for managing the Company’s investment securities portfolio and borrowing.  The All Other segment consists of the administrative support of the Bank, transactions of the parent company, CB Bancshares, Inc., and subsidiaries of the Company and the Bank.

Retail banking net interest income is made up of interest income from revolving real estate, residential real estate and consumer loans, partially offset by the interest expense on retail deposits.  Wholesale banking net interest income is made up of interest income from commercial, real estate construction, and commercial real estate loans, partially offset by the interest expense on wholesale deposits.  Treasury net interest income is derived from the interest income on investment securities the Bank has in its possession, partially offset by the interest expense on short- and long-term borrowings.

Intersegment net interest income is allocated based on the net funding needs of each segment and applying an interest credit or charge based on an internal cost of capital.

Other operating income (expense) is the noninterest income and expense designated to Retail Banking, Wholesale Banking, Treasury, and All Other.

Administrative overhead allocates the noninterest income/(expense) from the All Other non-banking function segment to the other three segments, Retail Banking, Wholesale Banking and Treasury.

Assets are composed of cash, investments, loans, and fixed and other assets.  Loan balances and any corresponding allowance for credit losses are allocated based on loan product types.  Fixed assets are allocated by location and function within the Company.

The Company continues to enhance its segment reporting process methodologies.  These methodologies assign certain balance sheet and income statement items to the responsible operating segment. This process is dynamic and, unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. Intersegment income and expense are valued at prices comparable to those for unaffiliated companies.

(in thousands)	Retail	Wholesale	Treasury	All Other	Total
Six months ended June 30, 2004
Net interest income	$15,109	$23,646	$3,001	$(28)	$41,728
Intersegment net interest income (expense)	447	(3,223)	2,776	—	—
Provision for credit losses	214	786	—	—	1,000
Other operating expense	(2,759)	(4,661)	4,473	(6,168)	(9,115)
Administrative and overhead expense allocation	(844)	(823)	(92)	1,759	—
Income tax expense (benefit)	3,656	4,408	3,164	(1,238)	9,990
Net income (loss)	8,083	9,745	6,994	(3,199)	21,623
Total assets	549,674	843,932	432,356	57,529	1,883,491

(in thousands)	Retail	Wholesale	Treasury	All Other	Total
Six months ended June 30, 2003
Net interest income	$19,298	$16,294	$1,956	$(32)	$37,516
Intersegment net interest income (expense)	236	(1,216)	980	—	—
Provision for credit losses	532	4,348	—	—	4,880
Other operating expense	(2,533)	(6,130)	(989)	(10,732)	(20,384)
Administrative and overhead expense allocation	(2,609)	(2,062)	(284)	4,955	—
Income tax expense (benefit)	4,479	820	537	(1,916)	3,920
Net income (loss)	9,381	1,718	1,126	(3,893)	8,332
Total assets	675,475	511,969	455,640	55,745	1,698,829

NOTE D – Earnings Per Share Calculation

	Quarter ended June 30,
	2004			2003
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except number of shares and per share data)

Basic:
Net income	$11,821	4,367,699	$2.71	$4,360	4,268,277	$1.02
Effect of dilutive securities - Stock incentive plan options	—	125,141	0.08	—	113,883	0.03
Diluted:
Net income and assumed conversions	$11,821	4,492,840	$2.63	$4,360	4,382,160	$0.99

	Six months ended June 30,
	2004			2003
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except number of shares and per share data)

Basic:
Net income	$21,623	4,339,164	$4.98	$8,332	4,260,131	$1.95
Effect of dilutive securities - Stock incentive plan options	—	126,731	0.14	—	105,883	0.04
Diluted:
Net income and assumed conversions	$21,623	4,465,895	$4.84	$8,332	4,366,014	$1.91

Earnings per share calculations have been retroactively restated to reflect the impact of the 10% stock dividend issued in June 2003.

NOTE E – Stock-Based Compensation

The Company has elected to apply the provisions of Accounting Principles Board No. 25 and provide the pro forma disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 148.

The following table presents the pro forma effect on net income and earnings per share if the Company valued its stock based compensation under the fair value of accounting prescribed by SFAS No. 148:

	Six months ended June 30,

(in thousands, except per share data)	2004	2003
Net income:
As reported	$21,623	$8,332
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(257)	(115)
Proforma	$21,366	$8,217

Earnings per share:
Basic — as reported	$4.98	$1.95
Basic — pro forma	$4.92	$1.93

Diluted — as reported	$4.84	$1.91
Diluted — pro forma	$4.78	$1.88

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Pacific Financial Corp.
(Registrant)

Date:	February 7, 2005	By:	/s/ Clint Arnoldus
Clint Arnoldus
Chief Executive Officer

EXHIBIT INDEX

Number	Exhibit

23.1	Consent of KPMG LLP